The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co . Minimum Denomination: $1,000 Funds: iShares ® ESG Aware MSCI USA ETF and ARK Genomic Revolution ETF Pricing Date: March 24, 2021 Autocall Review Date: March 24, 2023 Observation Date : March 24, 2026 Maturity Date: March 27, 2026 Interest Review Dates: Monthly, excluding the Observation Date. No Contingent Interest Payment will be payable at maturity. Contingent Interest Rate: At least 6.00%* per annum, payable monthly at a rate of at least 0.50%*, if applicable Interest Barrier: With respect to each Fund, an amount that represents 6 0.00% of its Initial Value Buffer Threshold: With respect to each Fund, an amount that represents 80.00% of its Initial Value Buffer Amount: 20.00% CUSIP: 48132THU3 Preliminary Pricing Supplement: http :// sp.jpmorgan.com/document/cusip/48132THU3/doctype/Product_Termsheet/document.pdf For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes , p lease see the hyperlink above. Automatic Call If the closing price of one share of each Fund on the Autocall Review Date is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the Interest Review Date corresponding to the Autocall Review Date, payable on the Call Settlement Date. No further payments will be made on the notes . If the notes are automatically called, you will not benefit from the feature that provides you with a return at maturity equa l t o the Lesser Performing Fund Return if the Final Value of each Fund is greater than its Initial Value. Because this feature does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the sam e l evel of appreciation in the Lesser Performing Fund . Payment at Maturity If the notes have not been automatically called and the Final Value of each Fund is greater than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 x Lesser Performing Fund Return) If the notes have not been automatically called and the Final Value of either Fund is equal to or less than its Initial Value bu t the Final Value of each Fund is greater than or equal to its Buffer Threshold, you will receive the principal amount of your notes at maturity. If the notes have not been automatically called and the Final Value of either Fund is less than its Buffer Threshold, your payment at maturity per $1,000 principal amount note will be calculated as follows : $1,000 + [$ 1,000 î (Lesser Performing Fund Return + Buffer Amount)] If the notes have not been automatically called and the Final Value of either Fund is less than its Buffer Threshold , you will lose some or most of your principal amount at maturity. Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. Investing in the notes linked to the Funds involves a number of risks. See "Selected Risks" on page 2 of this document, "Risk Factors" in the prospectus supplement and the relevant product supplement and underlying supplement and "Selected Risk Considerations" in the relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes o r p assed upon the accuracy or the adequacy of this document or the relevant product supplement or underlying supplement or the prospec tus supplement or the prospectus. Any representation to the contrary is a criminal offense. Hypothetical Payment at Maturity ** J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_inv e stments@jpmorgan.com 5yNC2y ESGU/ARKG Auto Callable Contingent Interest Buffered Equity Notes North America Structured Investments Lesser Performing Fund Return Payment At Maturity 60.00% $1,600.00 40.00% $1,400.00 2 0.00% $1,200.00 10.00% $1,100.00 5.00% $1,050.00 0.00% $1,000.00 - 5.00% $1,000.00 - 10.00% $1,000.00 - 20.00% $1,000.00 - 30.00% $900.00 - 40.00% $800.00 - 50.00% $700.00 - 60.00% $600.00 - 100.00% $200.00 This table does not demonstrate how your interest payments can vary over the term of your notes. Contingent Interest *If the notes have not been automatically called and the closing price of one share of each Fund on any Interest Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $5.00 ( equivalent to an interest rate of at least 6.00% per annum, payable at a rate of at least 0.50% per month ). No Contingent Interest Payment will be payable at maturity. **The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower. Terms supplement to the prospectus dated April 8, 2020, the prospectus supplement dated April 8, 2020, the product supplement no. 4 - II dated November 4, 2020 and the underlying supplement no. 1 - II dated November 4, 2020 Registration Statement Nos. 333 - 236659 and 333 - 236659 - 01 Dated March 18, 2021 Rule 424(b)(3)

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. • The notes do not guarantee the payment of interest and may not pay interest at all. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • If the notes are automatically called, the appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes. • You are exposed to the risk of decline in the price of one share of each Fund. • Your payment at maturity will be determined by the Lesser Performing Fund. • The automatic call feature may force a potential early exit. • No dividend payments or voting rights. • The notes are subject to management risk with respect to the iShares ® ESG Aware MSCI USA ETF. • An investment in the notes is subject to risks associated with actively managed funds with respect to the ARK Genomic Revolution ETF. • The performance and market value of each Fund, particularly during periods of market volatility, may not correlate with the net asset value per share as well as, with respect to the iShares ® ESG Aware MSCI USA ETF, the performance of that Fund’s underlying index. • The investment strategy represented by the iShares ® ESG Aware MSCI USA ETF may not be successful. • The notes are subject to the risks associated with disruptive innovation companies with respect to the ARK Genomic Revolution ETF . • The notes are subject to the risks associated with the health care sector with respect to the ARK Genomic Revolution ETF. • The notes are subject to the risks associated with mid - size, small and micro - capitalization stocks. • The notes are subject to the risks associated with non - U.S. securities with respect to the ARK Genomic Revolution ETF. Selected Risks (continued) • The notes are subject to emerging markets risk with respect to the ARK Genomic Revolution ETF. • The notes are subject to currency exchange risk with respect to the ARK Genomic Revolution ETF. • Recent executive orders may adversely affect the performance of the ARK Genomic Revolution ETF . • The anti - dilution protection for the Funds is limited. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS ) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. North America Structured Investments 5yNC2y ESGU/ARKG Auto Callable Contingent Interest Buffered Equity Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information. The Nature Conservancy J.P. Morgan Chase & Co. and/or its affiliates (collectively, “J.P. Morgan”) have previously agreed to make unconditional and irrevocable donations of $700,000, in the aggregate, to The Nature Conservancy ( TNC ) to support one or several forestry projects. These donations and the amount of these donations are not contingent on the sale of the notes. Since October 2020, J.P. Morgan has donated a total of $ 200,000. In January 2021, J.P. Morgan irrevocably agreed to donate an additional $200,000 and, in February 2021, J.P. Morgan irrevocably agreed to donate an additional $300,000. We have derived all information about TNC to the right from publicly available information, without independent verification. J.P. Morgan’s donations are not intended to comply with the Social Bond Principles, June 2020 and/or the Green Bond Principles, June 2018. These donations are not a Commercial Co - Venture with TNC . Who is the TNC ? TNC describes itself as a global environmental nonprofit working to create a world where people and nature can thrive. Founded in the United States in 1951, TNC believes that it has grown to become an effective and wide - reaching global environmental organization. TNC states that it impacts conservation in 79 countries and territories across six continents thanks to more than a million members and the dedicated efforts of its staff and more than 400 scientists. For additional information about TNC , see Annex A of the preliminary pricing supplement in the hyperlink above.

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com . Additional Information Donation Information: J.P. Morgan has previously agreed to make unconditional and irrevocable donations to The Nature Conserv anc y to support one or several forestry projects. These donations are not contingent on the sale of the notes and will not impact the final terms of the notes . Our affiliates expect to realize profits for assuming risks inherent in hedging our obligations under the notes. Some of these pr oje cted profits, if any, may be used to offset a portion of the donations. The issuance of the notes and the related use of proceeds are not intended to comply with the Social Bond Principles, June 2020 and/or the Green Bond Principles, June 2018. See “Supplemental Donation Information” in the applicable preliminary pricing supplement for addi tio nal information . Any information relating to performance contained in these materials is illustrative and no assurance is given that any indic ati ve returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, s upe rseded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information pres ent ed herein and any such preliminary pricing supplement and/or pricing supplement, such preliminary pricing supplement and/or pricing supplement shall govern . IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U. S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties . Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters . This material is not a product of J.P. Morgan Research Departments. North America Structured Investments 5yNC2y ESGU/ARKG Auto Callable Contingent Interest Buffered Equity Notes